Exhibit 99.1

News Release

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel Reports Strong Third-Quarter 2004 Results

- Revenue of $3.4 Billion, up 18% —
— Operating Income before Depreciation and Amortization of $1.32 Billion, up 17% —
— Income of $586 million, includes Tax Benefit and Debt Retirement Costs —
— Earnings per share of $0.53, includes Tax Benefit and Debt Retirement Costs —
— 745,000 Total Subscriber Additions; 550,000 from Nextel; 195,000 from Boost Mobile™  —
— Revises 2004 Guidance —

RESTON, Va. — Oct. 22, 2004 — Nextel Communications, Inc. (NASDAQ: NXTL) today announced strong financial and operating results for the third-quarter 2004, including record revenue and operating income before depreciation and amortization (OIBDA). Highlights include revenue of $3.40 billion, up 18% from last year’s third-quarter revenue of $2.89 billion and OIBDA of $1.32 billion, up 17% from last year’s third-quarter OIBDA of $1.13 billion. Third-quarter 2004 income was $586 million, or $0.53 per share, up from last year’s third-quarter income of $346 million, or $0.33 per share.

“Nextel is experiencing strong demand for its wireless services across all sectors and especially higher growth in government, high-end individuals and our Boost Mobile business,” said Tim Donahue, Nextel’s president and CEO. “Nextel continues to take more than its proportionate share of high quality subscribers, revenue and most importantly cash flow. Nextel will continue to focus on profitable growth and is well-positioned for the future.”

Nextel ended the third quarter with approximately 15.3 million total subscribers including 14.5 million Nextel subscribers and 800,000 Boost Mobile subscribers. During the quarter, Nextel added 550,000 new subscribers, average revenue per user (ARPU) was $69 and customer satisfaction improved as evidenced by a reduction in churn to 1.5%. In addition, Boost Mobile added 195,000 subscribers during the third quarter.

“Nextel continues to attract high quality wireless customers and deliver solid financial results,” said Tom Kelly, Nextel’s executive vice president and COO. “So far this year, lifetime revenue per Nextel subscriber has improved to approximately $4,600 in the third quarter, up from $4,100 in the first quarter. Boost Mobile is beginning to show robust growth in new markets around the country and we are pleased with the early results of this unique life-style branded service. Nextel continues to make investments to accommodate future growth and expand the reach of the Nextel

National NetworkSM.”

Income available to common stockholders was $586 million, or $0.53 per share for the third quarter of 2004. Income available to common stockholders includes a $175 million, or $0.16 cents per share, tax benefit from the release of a portion of the valuation allowance attributable to our capital loss carryforwards, and a $21 million loss, or $0.02 per share, on the early retirement of debt. Adjusted for these two items, third quarter income available to common stockholders was $432 million or $0.39 per share.

“Nextel continues to post strong results and build on our track record of industry-leading and consistent performance,” said Paul Saleh, Nextel’s executive vice president and CFO. “We reported record OIBDA of $1.32 billion and increased our OIBDA margin sequentially — even as we continue to make investments in Boost Mobile and our Nextel Wireless BroadbandSM service trial. During the quarter, Nextel generated $301 million in free cash flow and further strengthened its financial profile by reducing debt by $481 million during the quarter. We are increasing our full year guidance on subscribers, OIBDA and earnings per share. We are also revising our capital expenditures and free cash flow guidance for 2004 to reflect stronger business activities and additional investments in our network.”

During the third quarter, Nextel undertook a number of balance sheet activities. On July 15, 2004, Nextel closed on a new $4 billion revolving credit facility, increasing liquidity by $1.4 billion while lowering interest rates and lowering debt. Nextel also participated in debt-for-debt exchanges in the third quarter, replacing $450 million in principal amount of its 9.375% notes due 2009 and $67 million in principal amount of its 9.5% notes due 2011 with $550 million in principal amount of its 6.875% notes due 2013. Additionally, on September 27, 2004, we announced that we had purchased from Motorola 6 million of our Class B shares for $141 million and 5.6 million shares of Nextel Partners’ Class A stock for $77 million.

Nextel ended the third quarter of 2004 with approximately $1.7 billion in cash, cash equivalents and short-term investments. Total liquidity was $4.7 billion and Nextel had $9.1 billion of debt outstanding as of the end of the third quarter 2004, down from $12.2 billion as of the end of the third quarter 2003.

Capital expenditures were $659 million in the third quarter of 2004. Total system minutes of use on the Nextel National Network increased 25% during the third quarter when compared with the same period in 2003 to approximately 33.6 billion, excluding Boost Mobile usage.

Revised 2004 Guidance

Nextel’s 2004 Guidance is forward-looking and is based upon management’s current beliefs as well as a number of assumptions concerning future events and as such, should be taken in the context of the risks and uncertainties outlined in the Securities and Exchange Commission filings of Nextel Communications Inc. Nextel’s current outlook for full-year 2004 results is as follows:

•	OIBDA of approximately $5.1 billion — up from $4.9 billion

•	Earnings per share of approximately $2.60, on a GAAP basis — up from $2.00

•	Capital expenditures of $2.4 billion, or less — up from $2.2 billion

•	Free cash flow of approximately $1.5 billion, down from $1.7 billion

•	Total year end 2004 subscribers of 16 million or more: 2 million or more Nextel subscriber additions, up from 1.9 million and 650,000 or more Boost Mobile subscribers up from 500,000

In addition to the results prepared in accordance with Generally Accepted Accounting Principles (GAAP) provided throughout this press release, Nextel has presented non-GAAP financial measures, such as adjusted net income, adjusted earnings per share, OIBDA, OIBDA margin, free cash flow, lifetime revenue per subscriber, and total debt-to-annualized OIBDA ratio and ARPU. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial tables. To view these and other reconciliations and information about how to access the conference call discussing Nextel’s third quarter results visit the ‘Investor Relations’ link under the ‘About Nextel’ tab at www.nextel.com.

About Nextel
 Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 297 of the top 300 U.S. markets where approximately 259 million people live or work.

Nextel, the Nextel logo, and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

About Boost Mobile
 Boost Mobile™, an Irvine, Ca.-based division of Nextel Communications, is a provider of quality wireless telecommunications products and services, including Boost-branded wireless phones, the Boost™ Walkie-Talkie (digital Push To Talk™ technology), and Re-Boost™ Pay-As-You-Go cards. Experience Boost on the Web at www.boostmobile.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. Such matters and subject areas include, in particular, our 2004 guidance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet any financing needs and the risks that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2003 and in the first and second quarter 2004 Form 10-Qs. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Consolidated Statements of Operations
(in millions, except per share amounts)

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating revenues
Service revenues	$8,768	$7,194	$3,053	$2,599
Handset and accessory revenues	1,022	620	345	288

	9,790	7,814	3,398	2,887

Operating expenses
Cost of service (exclusive of depreciation included below)	1,407	1,218	512	441
Cost of handset and accessory revenues	1,489	1,040	504	415
Selling and marketing	1,557	1,337	528	482
General and administrative	1,551	1,180	531	420
Depreciation and amortization	1,366	1,264	470	429

Operating income	2,420	1,775	853	700
Interest expense	(455)	(664)	(146)	(220)
Interest income	21	32	6	10
Loss on retirement of debt	(85)	(139)	(34)	(132)
Realized gain on sale of investments	26	—	—	—
Equity in loss of unconsolidated affiliates and other	8	(37)	7	11

Income before income tax benefit (provision)	1,935	967	686	369
Income tax benefit (provision) (1)	548	(70)	(98)	(21)

Net income	2,483	897	588	348
Loss on retirement of mandatorily redeemable preferred stock	—	(7)	—	—
Mandatorily redeemable preferred stock dividends and accretion	(6)	(55)	(2)	(2)

Income available to common stockholders	$2,477	$835	$586	$346

Earnings per common share
Basic	$2.23	$0.81	$0.53	$0.33

Diluted	$2.16	$0.79	$0.52	$0.32

Weighted average number of common shares outstanding
Basic	1,110	1,030	1,114	1,050

Diluted	1,158	1,060	1,136	1,091

Selected Balance Sheet Data
(in millions)

	September 30,	December 31,
	2004	2003
Cash, cash equivalents and short-term investments	$1,691	$1,971
Accounts and notes receivable, net of allowance for doubtful accounts of $71 and $86	1,410	1,276
Property, plant and equipment, net	9,526	9,093
Intangible assets, net	7,216	7,038
Total assets	21,811	20,510
Long-term debt, including current portion	9,126	10,047
Capital lease obligation	—	165
Total liabilities	12,898	14,575
Zero coupon mandatorily redeemable preferred stock	105	99
Stockholders’ equity	8,808	5,836

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Adjusted Income Available to Common Stockholders Data
(in millions, except per share amounts)

	For the nine months ended		For the nine months ended
	September 30, 2004		September 30, 2003
		Basic EPS		Basic EPS
Income available to common stockholders	$2,477	$2.23	$835	$0.81
Loss on retirement of debt, net of income tax	72	0.06	139	0.13
Realized gain on sale of investments	(26)	(0.02)	—	—
Loss on retirement of mandatorily redeemable preferred stock	—	—	7	0.01
Net tax benefit from the release of valuation allowance (1)	(901)	(0.81)	—	—

Adjusted income available to common stockholders (2)	$1,622	$1.46	$981	$0.95

	For the three months ended		For the three months ended
	September 30, 2004		September 30, 2003
		Basic EPS		Basic EPS
Income available to common stockholders	$586	$0.53	$346	$0.33
Loss on retirement of debt, net of income tax	21	0.02	132	0.13
Net tax benefit from the release of valuation allowance (1)	(175)	(0.16)	—	—

Adjusted income available to common stockholders (2)	$432	$0.39	$478	$0.46

Other Data

	For the three months ended
	September 30,	September 30,
	2004	2003
Handsets in service, end of period (in thousands) (3)	14,452	12,329
Net handset additions (in thousands) (3)	550	646
Average monthly minutes of use per handset (4)	790	740
Average monthly revenue per handset/unit (ARPU) (5)	$69	$71
Cost per gross add (CPGA) (6)	$440	$450
Cash cost per handset/unit (CCPU) (7)	$25	$24
Operating income before depreciation and amortization (OIBDA) (in millions) (8)	$1,323	$1,129
Bad debt expense included in general and administrative (in millions)	$30	$20
Bad debt expense as a percentage of operating revenues	0.9%	0.7%
Boost Mobile handsets in service, end of period (in thousands)	800	245
Boost Mobile net handset additions (in thousands) (9)	195	102

Capital Expenditures
(in millions)

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2004	2003	2004	2003
Cash paid for capital expenditures, excluding capitalized interest	$1,838	$1,131	$655	$424
Changes in capital expenditures accrued or unpaid	(61)	(21)	4	(21)

Capital expenditures, excluding capitalized interest	1,777	1,110	659	403
Capitalized interest	7	27	2	7

Total capital expenditures	$1,784	$1,137	$661	$410

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Condensed Consolidated Statements of Cash Flows
(in millions)

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2004	2003	2004	2003
Cash flows from operating activities
Net income	$2,483	$897	$588	$348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,366	1,264	470	429
Change in accrued interest on short-term investments	1	(9)	7	(3)
Net tax benefit from the release of valuation allowance	(901)	—	(175)	—
Other	42	242	96	104

Net cash provided by operating activities	2,991	2,394	986	878

Cash flows from investing activities
Cash paid for capital expenditures, including capitalized interest	(1,845)	(1,158)	(657)	(431)
Payments for licenses, acquisitions, investments and other, net of cash acquired	(341)	(263)	(98)	(25)
Proceeds from sale of investments	77	—	—	—
Net changes in short-term investments	461	(179)	302	(45)

Net cash used in investing activities	(1,648)	(1,600)	(453)	(501)

Cash flows from financing activities
Repayments under long-term credit facility	(1,620)	(148)	(1,481)	(49)
Borrowings under long-term credit facility	1,000	69	1,000	—
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(827)	(2,466)	—	(1,759)
Proceeds from issuance of debt securities	494	1,983	—	1,983
Proceeds from issuance of stock	129	605	25	569
Repayments under capital lease obligation	(9)	(34)	—	(9)
Payment for capital lease buy-out	(156)	(54)	—	—
Mandatorily redeemable preferred stock dividends	—	(57)	—	(15)
Purchase of treasury stock	(141)	—	(141)	—
Debt issue costs and other	(31)	(3)	(30)	(2)

Net cash (used in) provided by financing activities	(1,161)	(105)	(627)	718

Net increase (decrease) in cash and cash equivalents	182	689	(94)	1,095
Cash and cash equivalents, beginning of period	806	1,846	1,082	1,440

Cash and cash equivalents, end of period	$988	$2,535	$988	$2,535

Free Cash Flow Schedule
(in millions)

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2004	2003	2004	2003
OIBDA (8)	$3,786	$3,039	$1,323	$1,129
Capital expenditures, excluding capitalized interest	(1,777)	(1,110)	(659)	(403)
Payments for licenses, acquisitions and other	(264)	(263)	(21)	(25)
Changes in working capital and other	(396)	(96)	(176)	(60)

Unlevered free cash flow (10)	1,349	1,570	467	641
Net interest paid, including capitalized interest	(468)	(588)	(166)	(216)
Mandatorily redeemable preferred stock dividends	—	(57)	—	(15)

Free cash flow (10)	881	925	301	410
Financing activities, excluding mandatorily redeemable preferred stock dividends and purchase of treasury stock	(1,020)	(48)	(486)	733
Proceeds from sale of investments	77	—	—	—
Purchase of shares of Nextel Partners	(77)	—	(77)	—
Purchase of treasury stock	(141)	—	(141)	—
Change in short-term investments	462	(188)	309	(48)

Net increase (decrease) in cash and cash equivalents	$182	$689	$(94)	$1,095

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Long-Term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)

		Retirements and	Debt for debt
	June 30,	repayments of	exchange		September 30,
	2004	principal	and other		2004
9.375% senior serial redeemable notes due 2009 (a)	$1,273		$(450	) (c)	$823
5.25% convertible senior notes due 2010	607				607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $27 and $24	715		(70	) (c)	645
6.875% senior serial redeemable notes due 2013, including a deferred premium of $0 and $3 and net of unamortized discount of $16 and $48	697		521	(c)	1,218
5.95% senior serial redeemable notes due 2014, net of unamortized discount of $6 and $6	494				494
7.375% senior serial redeemable notes due 2015, net of unamortized discount of $3 and $3	2,134				2,134
Bank credit facility (b)	3,665	1,481	1,000		3,184
Other	22	1	—		21

Total long-term debt, including current portion	$9,607	$1,482	$1,001		$9,126

Zero coupon convertible preferred stock mandatorily redeemable 2013	$103	$—	$2		$105

(a)	On November 15, 2004, we will redeem the entire outstanding aggregate principal amount of our 9.375% senior notes at a redemption price equal to 104.688% of the then-outstanding principal amount.

(b)	During the third quarter 2004, we amended our bank credit facility to provide for a new $4,000 million revolving credit facility that replaced our then-existing revolving credit facility and one of our existing term loans. We immediately drew down $1,000 million of this new facility and used $476 million of cash on hand to repay the entire outstanding balance of one of our existing term loans in the amount of $1,360 million and our outstanding revolving loan in the amount of $116 million. We also made scheduled principal repayment of $5 million on our other existing term loan.

(c)	During the third quarter 2004, we exchanged $450 million in principal amount of our 9.375% senior notes and $67 million in principal amount of our 9.5% senior notes for a total of $550 million in principal amount of new 6.875% senior notes issued at a $33 million discount to their principal amount. As a result, the $3 million of the deferred premium associated with the 9.5% senior notes is now associated with the 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining life of the 6.875% senior notes.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

1)	For the three months ended September 30, 2004, our income tax provision was $98 million consisting of an income tax provision of $273 million net of a benefit of $175 million. The benefit is derived primarily from the release of the portion of the tax valuation allowance attributable to the estimated utilization of capital loss carryforwards prior to their expiration, for the nine months ended September 30, 2004, the income tax benefit was $548 million consisting of an income tax provision of $353 million net of a $901 million benefit for the release of the tax valuation allowance.

2)	Adjusted income available to common stockholders represents our income available to common stockholders excluding certain gains, losses and other charges that do not relate to the ongoing operations of our wireless business. Adjusted income available to common stockholders as defined above may not be similar to adjusted income available to common stockholders measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that adjusted income available to common stockholders is useful because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our wireless business.

3)	Handsets in service, end of period, and net handset additions do not include handsets attributable to Boost Mobile branded service. Net handset additions represents gross handsets activated during the period less handsets deactivated. These net handset additions reflect a customer churn rate of about 1.5% for the third quarter 2004 and about 1.4% for the third quarter 2003. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period.

4)	Average monthly minutes of use per handset do not include minutes attributable to Boost Mobile branded service.

5)	Average monthly revenue per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in commercial service during that period, excluding the impact of Boost Mobile. ARPU as defined above may not be similar to ARPU measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Other revenue includes revenues from Boost Mobile, roaming, analog and other. ARPU can be calculated and reconciled to our consolidated statements of operations as follows:

	For the three months ended
	September 30,	September 30,
	2004	2003
	(in millions, except for ARPU)
Service revenues	$3,053	$2,599
Less: Other revenue	108	46

Subscriber revenues	$2,945	$2,553

ARPU calculated with Subscriber revenues	$69	$71

ARPU calculated with Service revenues	$72	$72

6)	Cost per gross add, or CPGA, is an industry metric that is calculated by dividing our selling, marketing and handset and accessory subsidy costs, excluding costs unrelated to initial customer acquisition, by our new subscribers during the period, or gross adds. CPGA excludes the impact of the Boost Mobile branded service. CPGA as defined above may not be similar to CPGA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe CPGA is a measure of the relative cost of customer acquisition. Costs unrelated to initial customer acquisition include the revenues and costs associated with retaining existing subscribers or subscribers of Boost Mobile branded service. CPGA can be calculated and reconciled to our consolidated statements of operations as follows:

	For the three months ended
	September 30,	September 30,
	2004	2003
	(in millions, except for CPGA)
Handset and accessory revenues	$345	$288
Less: Cost of handset and accessory revenues	504	415

Handset and accessory subsidy costs	159	127
Plus: Selling and marketing	528	482

Statement of operations costs	687	609
Less: Costs unrelated to initial customer acquisition and Boost Mobile	168	89

Customer acquisition costs	$519	$520

Cost per Gross Add from customer acquisition costs	$440	$450

Cost per Gross Add from statement of operations costs	$580	$530

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

7)	Cash cost per handset/unit, or CCPU, is calculated by dividing the sum of our cost of service and general and administrative expenses by the weighted average number of handsets in commercial service during the period. CCPU as defined above may not be similar to CCPU measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. CCPU is commonly used within our industry as an indicator of the cash expenses associated with ongoing business operations on a per handset basis. Our management uses CCPU as an integral part of internal reporting and believes CCPU is also useful to investors to evaluate our ability to scale costs associated with providing services to customers and managing our core business operations. CCPU can be reconciled to our consolidated statements of operations as follows:

	For the three months ended
	September 30,	September 30,
	2004	2003
	(in millions, except for CCPU)
Cost of service	$512	$441
General and administrative	531	420

	$1,043	$861

CCPU	$25	$24

8)	OIBDA represents operating income before depreciation and amortization. OIBDA margin, or operating margin on service revenue (“OIBDA margin”), represents OIBDA divided by service revenues. OIBDA and OIBDA margin as defined above may not be similar to OIBDA and OIBDA margin measures of other companies, are not measurements under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that OIBDA and OIBDA margin provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our OIBDA and OIBDA margin calculations are commonly used as some of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the wireless telecommunications industry. OIBDA can be reconciled to our consolidated statements of operations as follows:

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(dollars in millions)		(dollars in millions)
Operating income	$2,420	$1,775	$853	$700
Depreciation and amortization	1,366	1,264	470	429

OIBDA	$3,786	$3,039	$1,323	$1,129

OIBDA margin	43%	42%	43%	43%

Operating income margin	28%	25%	28%	27%

Guidance

For the year ended
December 31, 2004

(in millions)
Operating income	Approx $3,200
Depreciation and amortization	Approx 1,900

OIBDA	Approx $5,100

9)	Boost Mobile net handset additions represents gross Boost Mobile handsets activated during the period less Boost Mobile handsets deactivated.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

10)	Free cash flow represents OIBDA less capital expenditures, payments for licenses, acquisitions and other, net interest paid, preferred stock dividends, adjusted for increases or decreases in working capital and other. Free cash flow as defined above may not be similar to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and the purchase or sale of investments. Free cash flow can be reconcilied to our condensed consolidated statements of cash flows as follows:

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(in millions)		(in millions)
Net cash provided by operating activities	$2,991	$2,394	$986	$878
Change in accrued interest on short-term investments	(1)	9	(7)	3
Net cash used in investing activities	(1,648)	(1,600)	(453)	(501)
Proceeds from sales of investments	(77)	—	—	—
Purchase of shares of Nextel Partners	77	—	77	—
Net changes in short-term investments and other	(461)	179	(302)	45
Mandatorily redeemable preferred stock dividends	—	(57)	—	(15)

Free cash flow	$881	$925	$301	$410

Guidance

For the year ended
December 31, 2004

(in millions)
Net cash provided by operating activities	Approx $4,200
Change in accrued interest on short-term investments	*
Net cash used in investing activities	Approx (2,700)
Net changes in short-term investments and other	*

Free cash flow	Approx $1,500

*	For guidance purposes, we do not distinguish between short-term investments and cash and cash equivalents.

Unlevered free cash flow represents OIBDA less capital expenditures, payments for licenses, acquisitions and other, adjusted for increases or decreases in working capital and other. Unlevered free cash flow as defined above may not be similar to unlevered free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe that unlevered free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations and our ability to fund interest payments, preferred stock dividends, scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and the purchase or sale of investments. Unlevered free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2004	2003	2004	2003
				(in millions)
Net cash provided by operating activities	$2,991	$2,394	$986	$878
Change in accrued interest on short-term investments	(1)	9	(7)	3
Net cash used in investing activities	(1,648)	(1,600)	(453)	(501)
Proceeds from sales of investments	(77)	—	—	—
Purchase of shares of Nextel Partners	77	—	77	—
Net changes in short-term investments and other	(461)	179	(302)	45
Net interest paid, including capitalized interest	468	588	166	216

Unlevered free cash flow	$1,349	$1,570	$467	$641

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

11)	Lifetime revenue per subscriber, or LRS, is an industry metric calculated by dividing ARPU (see note 5) by the customer churn rate. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. LRS as defined above may not be similar to LRS measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe LRS is an indicator of the expected lifetime revenue of our subscribers, assuming that churn and ARPU remain constant as indicated. LRS is calculated as follows:

	For the three months ended
	September 30,	March 31,
	2004	2004
	(in millions, except for ARPU and churn)
ARPU calculated with Subscriber revenues	$69	$69
Divided by: Customer churn	1.5%	1.7%
Subscriber revenue LRS	$4,600	$4,059

ARPU calculated with Service revenues	$72	$71
Divided by: Customer churn	1.5%	1.7%
Service revenue LRS	$4,800	$4,176